UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/23/2009

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

In connection with the previously reported litigation in Michigan state court between News America Marketing, a subsidiary of News Corporation (the "Company"), and Valassis Communications, Inc. ("Valassis"), on July 23, 2009, a jury found in favor of Valassis. The jury awarded Valassis $300 million in damages. Based on the Company's review of the record in this case, including discussion with and analysis by counsel of the bases for appeal, the Company has determined that News America Marketing has a number of strong arguments available on appeal and, although there can be no assurance as to the ultimate outcome, the Company is confident that the judgment against News America Marketing will ultimately be reversed, or remanded for a new trial in which, the Company believes, News America Marketing would prevail. As a result, the Company has concluded that it is not probable that Valassis will ultimately prevail in this matter; therefore, the Company has not recorded any liability for this judgment.

Valassis has filed similar complaints based on the same factual allegations in the United States District Court for the Eastern District of Michigan and in California state court. The California state court case was stayed pending resolution of the Michigan state court trial.

News America Marketing believes that all of the claims in each of the complaints filed by Valassis are without merit and it intends to defend itself vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: July 24, 2009	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel